Consent of Independent Registered Public Accounting Firm

Emerald Oil, Inc.

Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statement of Emerald Oil, Inc., formerly Voyager Oil & Gas, Inc., (the “Company”) of our reports dated March 13, 2012, relating to the financial statements and the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s annual Form 10-K for the year ended December 31, 2011 and our report dated August 3, 2012, relating to the consolidated financial statements of Emerald Oil, Inc. appearing in the Company’s current report on Form 8-K/A filed on August 7, 2012.

/s/ BDO USA, LLP

Houston, TX

November 30, 2012